EXHIBIT 10.4

FATE THERAPEUTICS, INC.

September 17, 2007

Scott Wolchko

Re:	Offer Letter and Employment Terms

Dear Scott:

On behalf of Fate Therapeutics, Inc. (the “Company”), I am pleased to offer you the position of Chief Financial Officer. The terms of your employment relationship with the Company are as set forth below:

1.	Position. You will serve in a full-time capacity as Chief Financial Officer, reporting to the Company’s Board of Directors until such time as a Chief Executive Officer is hired by the Company, and thereafter to the Chief Executive Officer.

2.	Base Salary and Performance Bonus. You will be paid a base salary at the annual rate of $160.000.00. Your salary will be payable in accordance with the Company’s standard payroll policies to be established (subject to normal required withholding). You will receive a vacation and benefit package similar to that provided to all other employees. You will also be eligible (i) to receive, on or before December 31, 2008, an increase in your annual base salary of up to 15% of your initial base salary, upon your achievement of performance goals as determined by the Company’s Board of Directors and (ii) to participate in the Company’s executive cash bonus program, should the Company institute such a program after the date of this letter. (For the avoidance of doubt, you acknowledge that no such program currently exists and that the Company presently has no plans to adopt or institute any such program.)

3.	Time Commitment. After December 31, 2007, you will work for the Company in a full-time capacity. From the Commencement Date (as defined below) through December 31, 2007 (the “Initial Period”), you may elect to work in a part-time capacity; provided, however, that you shall devote no less than fifty percent (50%) of your working time to the Company during the Initial Period. In the event you elect to work in a part-time capacity during the Initial Period, your base salary and performance bonus (if any) as set forth in Section 2 of this letter, and the vesting schedule of your Company Equity, as defined in Section 4 of this offer letter, shall be prorated during the Initial Period as determined by the Company.

4.	Equity.

4.1

Subject to the approval of the Company’s Board of Directors (the “Board”), the Company shall issue to you 125,000 shares of the Company’s Common Stock at a purchase price (the “Stock Purchase Price”) equal to the fair market value of the Company’s Common Stock (the “Initial Stock Grant”). For the avoidance of doubt, such amount of shares is anticipated to be equal to

0.75% of the Fully Diluted Capitalization (as defined below) of the Company immediately following the final closing of its first equity financing (the “Series A Financing”), where such capitalization shall include for the purposes of this calculation all shares of capital stock, including those shares reserved for issuance under any equity incentive plans and upon the conversion or exchange of preferred stock, warrants, and the like (the “Fully Diluted Capitalization”). The Company will have a right to repurchase 100% of the Initial Stock Grant at the Stock Purchase Price, which repurchase right shall lapse (i) with respect to 4/48ths of such shares, on the four month anniversary of the Commencement Date (the “Vesting Commencement Date”), and (ii) with respect to the remaining 44/48ths of such shares, in equal monthly installments over the forty-four (44) month period as measured from the Vesting Commencement Date, provided you continue to provide service through such time.

4.2	Subject to the approval of the Board, the Company will also issue to you 41,667 shares of the Company’s Common Stock at the Stock Purchase Price equal to the fair market value of the Company’s Common Stock (the “Milestone Grant”). For the avoidance of doubt, such amount of shares is anticipated to be equal to 0.25% of the Company’s Fully Diluted Capitalization immediately following the final closing of the Series A Financing. The Company will have a right to repurchase 100% of the Milestone Grant at the Stock Purchase Price, which repurchase right shall lapse with respect to l/4th of such shares upon the occurrence of each major corporate milestone, where four (4) such milestones are to be reasonably determined by the Board within one hundred and eighty (180) days of the Commencement Date; provided that, in the event you continue to provide service to the Company upon the five (5) year anniversary date of the Commencement Date, the Company’s repurchase right in connection with the Milestone Grant shall immediately lapse with respect to all such shares that remain subject to the Company’s right of repurchase upon such anniversary (irrespective of, for the avoidance of doubt, whether or not any such corporate milestones have occurred at such point in time).

5.	Severance. If within twelve (12) months of a Change of Control (as defined below), your employment is terminated at any time (i) involuntarily without Cause (as defined below) or (ii) for Good Reason (as defined below), subject to the execution by you of a customary release, (A) you shall receive a cash severance payment equal to six months of your then-current annual base salary, and (B) you shall be reimbursed for six months of COBRA benefits.

6.	Change in Control Event. If a Change of Control occurs, the Company’s repurchase rights with respect to the Initial Stock Grant and the Milestone Grant shall immediately lapse with respect to a number of shares such that only 25% of such shares shall remain subject to the Company’s right of repurchase; provided that, at the time of the Change of Control if fewer than 25% of such shares are subject to the Company’s right of repurchase, no such immediate lapse shall occur. If your employment is terminated involuntarily without Cause or for Good Reason during the twelve (12) month period following a Change in Control, the Company’s repurchase right with respect to the Initial Stock Grant and the Milestone Grant shall immediately lapse with respect to all shares that remain subject to the Company’s right of repurchase upon such termination.

7.	Definitions.

“Change of Control” shall be defined as the date of the consummation of a merger or consolidation of the Company with any other corporation which results in the voting securities of the Company outstanding immediately prior thereto failing to represent (cither by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company thereafter or such surviving entity outstanding immediately after such merger or consolidation, or the date of the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets.

“Cause” shall be defined as the occurrence of any of the following, as determined by the Board: (i) conviction of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) attempted commission of, or participation in, a fraud against the Company; (iii) material violation of any contract or agreement between you and the Company or any statutory duty owed to the Company, unless such violation is cured to the reasonable satisfaction of the Company within ten (10) days after the delivery to you of written notice specifying such violation; or (iv) repeated or habitual drug or alcohol use that materially and adversely interferes with the performance of your services to the Company.

“Good Reason” shall be defined as: (i) a reduction by fifteen (15) or greater percent by the Company or any successor thereof of your then-current base salary (provided however, that in the event that the base salary of all senior management are similarly reduced, such material reduction will not constitute Good Reason); (ii) a material reduction by the Company or any successor thereof in your kind or level of employee benefits with the result that your overall benefits package is significantly reduced (provided however, that in the event the benefits of all senior management are similarly reduced, such material reduction will not constitute Good Reason); or (iii) your relocation to a facility or a location more than fifty (50) miles from the Company’s headquarters as of the date of this letter. Notwithstanding the above, none of the following shall be considered Good Reason: (x) the mere occurrence of a Change of Control; (y) any change in the identity of the surviving corporation in the event of a Change of Control; or (z) any change in the status of the surviving corporation after a Change of Control as a private or public company.

8.	Benefits. You shall be entitled to the Company’s basic employment benefits available to all Company employees, as may exist in the future. You acknowledge that participation in Company benefit programs may require payroll deductions and/or direct contributions by you.

9.	Standard Employee Agreements. You will be required to sign and comply with the Company’s standard form of Employee Proprietary Information and Invention Assignment Agreement (the “Employee NDA”) which shall require, among other provisions, the assignment of patent and other intellectual property rights to any invention or other trade secrets created during your employment at the Company and non-disclosure of proprietary information. Your employment will be contingent upon and not be deemed effective until you have executed and returned the Employee NDA to the Company, hi addition, you will not use or bring from any previous employer any confidential information, trade secrets, or proprietary materials or processes of such former employer. You also agree that, during the term of your employment with the Company, you will not actively engage in any other employment, occupation, consulting or other business directly or indirectly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. You will also be required to sign the Company Equity agreements in order to receive the Company Equity contemplated in this letter.

10.	At-Will Employment. As is true for all employees, you will be an employee-at-will, meaning that either you or the Company may terminate your employment relationship at any time, without notice, for any reason or no reason. Your participation in any stock purchase or benefit program is not to be regarded as assuring you continuing employment for any particular period of time.

11.	Commencement Date. Your employment with the Company will commence September 17, 2007.

12.	Federal Immigration Law: For the purposes of federal immigration law, you will be required to provide the Company documentary evidence of your identity and eligibility for employment in the United States, Such documentation must be provided to us within three (3) business days of your commencement date, or our employment relationship with you may be terminated.

13.	Entire Agreement: This offer letter, together with the agreements relating to your purchase of common stock of the Company and your Employee NDA, shall constitute the entire agreement between you and the Company and supersedes all other agreements or understandings.

14.	No Inconsistent Contractual Commitments: By signing this offer letter, you represent and warrant to the Company that you are under no contractual commitments inconsistent with your obligations to the Company.

[Signature Page Follows]

Scott, let me indicate how pleased I am to extend this offer, and how much I look forward to working with you. Please indicate your acceptance by signing and returning the enclosed copy of this letter, no later than September 17, 2007.

Sincerely,

/s/ Alexander Rives

Alexander Rives
President
Fate Therapeutics, Inc.

The foregoing terms and conditions are hereby accepted:

Signed:	/s/ Scott Wolchko

Print Name:	Scott Wolchko

Date: September 17, 2007

Indicated Start Date: September 17, 2007